UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2013

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its Charter)

Pennsylvania	000-53869	23-2900790
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)

102 E. Drinker St., Dunmore, PA, 18512

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (570) 346-7667

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

On August 16, 2013, First National Community Bank (the “Bank”), a wholly owned subsidiary of First National Community Bancorp, Inc. (OTCQB – FNCB) and ESSA Bank & Trust (“ESSA”), a wholly owned subsidiary of ESSA Bancorp, Inc. (NasdaqGS – ESSA) entered into a Branch Purchase and Deposit/Loan Assumption Agreement (the “Agreement”) dated August 16, 2013. Pursuant to the terms of the Agreement, ESSA will acquire certain assets and liabilities of the Bank’s two existing branches located in East Stroudsburg and Stroudsburg, Monroe County, Pennsylvania.

At the closing of the transactions contemplated in the Agreement, ESSA will acquire all of the Bank’s rights, title and interests to certain assets described in the Agreement, including (i) real property (the “Real Property”) and related tangible personal property (“the “Personal Property”) located at the Bank’s East Stroudsburg, Pennsylvania branch (the “Branch”), (ii) certain loans plus accrued interest (the “Loans”), (iii) the cash on hand at the Branch (the “Cash”), (iv) negative deposits and overdraft lines of credit, (v) safe deposit contracts and leases for the safe deposit boxes at the Branch (the “Safe Deposit Contracts”), and (vi) certain records (collectively, the “Assets”). The Agreement also provides that ESSA will assume certain of the Bank’s liabilities, including (i) certain deposits and duties, responsibilities, obligations or liabilities relating to the assumed deposits, (ii) the Bank’s duties, responsibilities, obligations or liabilities with respect to the Loans, (iii) the Bank’s duties, responsibilities, obligations or liabilities relating to the Real Property, the Personal Property, the Safe Deposit Contracts, and (iv) liabilities for taxes relating to the assets, the assumed liabilities or the operation of the Branch.

At the closing of the transactions contemplated in the Agreement, the Bank will receive the following overall purchase price, computed as the sum of: (i) a deposit premium equal to 7.0% of the average daily closing balance for deposits (other than certificates of deposit) for the thirty (30) calendar day period prior to the closing date, (ii) a deposit premium equal to 2.0% of the average daily closing balance for certificates of deposit for the thirty (30) calendar day period prior to the closing date, (iii) the aggregate net book value of all the Assets (other than Cash), (iv) accrued interest on Loans, (v) the aggregate amount of Cash as of the closing date, and (vi) approximately $2.48 million for the Real Property.

The Bank and ESSA have made customary representations, warranties, and covenants in the Agreement. The Bank and ESSA have also agreed to indemnify each other (subject to customary limitations) with respect to the transaction, including indemnity for breaches of representations and warranties, liabilities not retained or assumed, and conduct of the business of the Branch and operation of the Assets after closing.

The completion of the transactions contemplated by the Agreement is subject to regulatory approval and customary closing conditions and may be terminated in certain circumstances, including if the closing of the acquisition has not occurred prior to February 28, 2014 and the failure is not caused by any breach of the party seeking to terminate the Agreement. Subject to satisfaction of such conditions, the transaction is expected to be completed during the fourth quarter of 2013.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference. A copy of a press release dated August 16, 2013 announcing the sale of the Branch is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Branch Purchase and Deposit/Loan Assumption Agreement dated August 16, 2013 by and between First National Community Bank and ESSA Bank & Trust.
99.1	Press Release dated August 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL COMMUNITY BANCORP, INC.

	By:	/s/ James M. Bone, Jr.
James M. Bone, Jr., CPA
Executive Vice President and
Chief Financial Officer

Dated: August 16, 2013

EXHIBIT INDEX

Exhibit Number	Description
EX–2.1	Branch Purchase and Deposit/Loan Assumption Agreement dated August 16, 2013 by and between First National Community Bank and ESSA Bank & Trust.
EX–99.1	Press Release dated August 16, 2013.

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